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                                  EXHIBIT 21.1

                              List of Subsidiaries

                             MAN SANG HOLDINGS, INC.



                   Name                                 Jurisdiction
                   ----                                 ------------

Man Sang International (B.V.I.) Limited             British Virgin Islands
Hong Kong Man Sang Investment Limited               Hong Kong
Man Sang Jewellery Company Limited                  Hong Kong
Peking Pearls Company Limited                       Hong Kong
Man Hing Jewellery Goods (Shenzhen) Co., Ltd.       People's Republic of China
Overseas South Pearls Limited                       Hong Kong
Damei Pearls Jewellery Goods (Shenzhen) Co., Ltd.   People's Republic of China
Tangzhu Jewellery Goods (Shenzhen) Co., Ltd.        People's Republic of China